SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K



                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported):  January 19, 2001


                 HAHN AUTOMOTIVE WAREHOUSE, INC.

     (Exact name of registrant as specified in its charter)

     NEW YORK                    0-20984               16-0467030

(State or other        (Commission File             (IRS Employer
jurisdiction of         Number)                    Identification No.)
incorporation)


         415 W. Main Street, Rochester, New York  14608

       (Address of principal executive offices)(Zip Code)



Registrant's telephone number, including area code: (716)235-1595

Item 5.


    On January 18, 2001, the Company issued a press release announcing that it had received a proposal from Eli N. Futerman and Daniel J. Chessin, President and Chief Executive Officer and Executive
Vice President of the Company, respectively, and affiliated parties, to take Hahn private by acquiring all of the Company's outstanding shares of common stock not already owned by the group, at $1.00 per share. Hahn's Board of Directors has formed a special committee of independent directors to evaluate the merger proposal.

    In the same press release, the Hahn Board announced that it has changed the ratio for its previously approved and announced stock split from a 1 for 2 split to a 1 for 3 split. This issue will be considered at the Company's annual shareholders meeting, which will likely be postponed beyond the current meeting date of March 15, 2001.

     A copy of the press release is filed with this Report as Exhibit 99.1 and incorporated herein.
                           SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              HAHN AUTOMOTIVE WAREHOUSE, INC.

                                        (Registrant)


Dated:  January 19, 2001      By s// Eli N. Futerman
                              Title: President and Chief
                                     Executive Officer

                         Exhibit Index



     99.1   Press Release dated January 18, 2001

                          Exhibit 99.1


NEWS BULLETIN

              RE:  HAHN AUTOMOTIVE WAREHOUSE, INC.
                      415 West Main Street
                      Rochester, NY  14608
For Further Information:
AT THE COMPANY
Daniel R. McDonald, Esq., Vice President-General Counsel
Donald T. Hiller, Manager, Investor Relations
 (716) 235-1595
FOR IMMEDIATE RELEASE
January 18, 2001
                 HAHN AUTOMOTIVE WAREHOUSE, INC.
                    RECEIVES $1.00 PER SHARE
                      GOING PRIVATE PROPOSAL

      Rochester, New York, January 18, 2001 - The Board of Directors of Hahn Automotive Warehouse, Inc. (NASDAQ SmallCap:
Hahn) announced today that it had received a proposal from Eli N. Futerman and Daniel J. Chessin, President and Chief Executive Officer and Executive Vice President of the Company, respectively, and affiliated parties to take Hahn private by acquiring all of Hahn's outstanding shares of common stock not already owned by the group at a cash price of $1.00 per share. The price represents a premium of 60% to the last reported sale price of the Company's common stock on NASDAQ on the last day before the announcement of the proposal.

     The proposal contemplates that the transaction, if approved, would be accomplished by the merger of Hahn with a newly formed acquisition corporation controlled by Messrs. Futerman and Chessin. The proposal is subject to approval by Hahn's Board of Directors, shareholders and lender, the negotiation of a merger agreement containing terms and conditions mutually satisfactory to the parties and receipt of satisfactory financing.

      Hahn currently has 4,745,014 million shares of common stock outstanding. The buy-out group proposing the transaction has advised the Board that they currently control approximately 64% of Hahn's outstanding shares. The buy-out group has also advised the Board that they are not interested in selling their shares.

     Hahn's Board has formed a Special Committee of independent directors to evaluate the merger proposal and to retain independent advisors, including a financial advisor to determine the fairness of the merger proposal. No timetable has been established by the Special Committee for a response to the proposal.

          If the Special Committee approves the merger proposal, Hahn
will likely seek shareholder approval at its annual meeting.   To
accomplish this, the current meeting date of March 15, 2001  will
likely  be  postponed.   Hahn's  Board  has  emphasized  that  no
assurance could be given that any transaction will occur or as to the time or terms of any transaction.

      Messrs. Futerman and Chessin have advised that they do not plan any changes in Hahn's personnel following the proposed transaction.

      In other news, the Hahn Board announced that it has changed the ratio for it's previously approved and announced stock split from a 1 for 2 split to a 1 for 3 split. The reverse split is expected to be presented for consideration at Hahn's annual shareholders meeting which will likely be postponed beyond the current meeting date of March 15, 2001.

Hahn Automotive Warehouse, Inc. is a distributor of automotive aftermarket parts through its seven direct Professional
Automotive Warehouse Distribution Centers to the professional installer, 14 strategically located distribution centers to 77 Advantage Auto Stores, and approximately 1,100 independent jobbers, in the Midwest and along the Eastern Seaboard.

Safe  Harbor  Statements Under the Private Securities  Litigation
Reform Act of 1995:
The  statements  contained in this press release  which  are  not
historical  facts  are  forward-looking  statements  within   the
meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding a possible future transaction and reverse stock split,. Investors are cautioned that forward-
looking statements are inherently uncertain.   Actual results and
timing of certain events may differ materially from the future results, timing, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause
such   a   difference  include  those  risks  and   uncertainties
identified in Hahn Automotive Warehouse, Inc.'s (the Company) Annual Report on Form 10-K, dated December 19, 2000, which has been filed with the United States Securities and Exchange Commission, and a risk that an agreement may not be reached on the proposed merger transaction and no shareholder approval may be obtained for the merger proposal or the revere stock split
proposal.   The  Company  assumes no duty to  update  information
contained in this press release at any time.